BDO Seidman, LLP
Accountants and Consultants

One Market - Spear Tower, Suite 1100
San Francisco, California 94105-1011
Telephone: (415) 397-7900
Fax: (415) 397-2161

November 13, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 3 of Form 10-SB for the event that occurred on May 21, 2007, to be filed by our former client FreeHand Systems International, Inc. on or about November 13, 2007. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman LLP

Cc: Roy Avondet, Chief Financial Officer
Freehand Systems International, Inc.